Exhibit 99.1

Mesa Energy Holdings, Inc. Provides Corporate Update

Dallas, TX, January 20, 2011: Mesa Energy Holdings, Inc. (the “Company”)(OTCBB: MSEH),anoil and gas exploration and production company, provides an update on its Java Field natural gas development project and its other corporate activities.

The initial round of testing and analysis of the Marcellus Shale on the Company’s property in the Java Field in Wyoming County, NYprovided a solid foundation of data that strongly supports further development of the Marcellus in western New York.Formation pressures and flow-back rates were much higher than expected providing a clear indication of the potential of the resource.  The Company now believes that shallow horizontal drilling, as is currently being done successfully at this depth in the Fayetteville Shale in northern Arkansas, is ultimately what is needed to maximize the resource. However, the current regulatory limits in New York regarding water volumes for hydraulic fracturing have rendered that approach unfeasible for the time being. As soon as the New York Department of Environmental Conservation has completed its work relative to permitting of horizontal wells and is prepared to issue permits, the Company expects to proceed with the next phase of development of the property and the expansion of its acreage position in western New York.  In the mean time, enhancement of the existing wells and pipeline systems in the field is ongoing.

As a result of the above, the Company has redirected its focus and growth strategy to aggressively pursue the potential acquisition of existing, producing oil properties in the GulfCoast region in an effort to expand and diversify its asset base.

“We have identified a number of potential acquisition targets along the Texas and Louisiana Gulf Coast and we are actively evaluating those properties as well as various potential acquisition financing strategies,”said Randy M. Griffin, CEO of Mesa Energy Holdings, Inc. “Several members of our management and technical team have extensive backgrounds in the management and operation of properties of this nature, so it is an easy and natural shift in focus for the Company.”

About Mesa Energy Holdings, Inc.
Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements
Certain statements in this news release, which are not historical facts, are forward-looking statements.  These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices.  Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release.  We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact Information
Mesa Energy Holdings, Inc.
IR@mesaenergy.us
Ph: 972-490-9595